SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                             -----------------

                                 FORM 8-A/A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                            Tokheim Corporation
           (Exact Name of Registrant as Specified in Its Charter)

               Indiana                                  35-0712500
   (State of Incorporation or Organization)        (I.R.S. Employer
                                                   Identification No.)

          10501 Corporate Drive
          Fort Wayne, IN                                    46845
   (Address of principal executive offices)              (Zip Code)


      If this form relates to the         If this form relates to the
      registration of a class of          registration of a class of
      securities pursuant to              securities pursuant to
      Section 12(b) of the Exchange       Section 12(g) of the Exchange
      Act and is effective pursuant       Act and is effective pursuant
      to General Instruction A.(c),       to General Instruction A.(d),
      please check the following          please check the following
      box. |_|                            box. |X|


   Securities Act registration statement file number to which this form relates: 001-06018

   Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class             Name of Each Exchange on Which
   to be so Registered             Each Class is to be Registered
   -------------------             ------------------------------
         None                                   None

   Securities to be registered pursuant to Section 12(g) of the Act:

                      Preferred Stock Purchase Rights
                              (Title of Class)



Item 1.  Description of Registrant's Securities to be Registered.

      Item 1 is amended to add the following:

      As publicly announced on October 1, 1998, Tokheim Corporation (the "Company") has entered into a Securities Purchase Agreement, dated as of September 30, 1998 (the "Purchase Agreement"), with Schlumberger Limited, a Netherlands Antilles corporation ("Schlumberger"). In connection with the Purchase Agreement, the Company entered into Amendment No. 1 ("Amendment No. 1") to the Rights Agreement, dated as of September 30, 1998, between the Company and Harris Trust and Savings Bank ("Harris").

            Amendment No. 1 amends Sections 1(a), 1(l), 3(a) and 15 of the Rights Agreement, dated as of January 22, 1997 between the Company and Harris (the "Rights Agreement") to provide that the execution of the Purchase Agreement or the Warrant Agreement (as defined in the Purchase Agreement) and the consummation of the transactions contemplated thereby will not cause (i) Schlumberger or any of its Affiliates or Associates to become an Acquiring Person (each as defined in the Rights Agreement) so long as the Purchase Agreement is in effect or the Warrants (as defined in the Purchase Agreement) are outstanding or (ii) a Distribution Date or a Stock Acquisition Date (each as defined in the Rights Agreement) to occur.

      The Rights Agreement is filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed on February 6, 1997. Amendment No. 1 is attached as Exhibit 2 to this Form 8-A/A. The foregoing summary description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to such exhibits which are incorporated herein by reference.

Item 2.  Exhibits

Exhibit Number    Description of Document
--------------    -----------------------
     1            Rights Agreement, dated as of January 22, 1997, between
                  Tokheim Corporation and Harris Trust and Savings Bank
                  (incorporated herein by reference to the Company's
                  Current Report on Form 8-K filed on February 6, 1997).

     2 Amendment No. 1 to Rights Agreement, dated as of September 30, 1998, between Tokheim Corporation and Harris Trust and Savings Bank



                                 SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    TOKHEIM CORPORATION
                                    (Registrant)


Dated:  October 14, 1998            By: /s/ Douglas K. Pinner
                                       --------------------------
                                    Name:  Douglas K. Pinner
                                    Title: Chairman of the Board,
                                             President and Chief
                                             Executive Officer




                             Index to Exhibits

Exhibit Number    Description of Document
--------------    -----------------------

     2 Amendment No. 1 to Rights Agreement, dated as of September 30, 1998, between Tokheim Corporation and Harris Trust and Savings Bank